Exhibit 99.1

MRC GLOBAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 RESULTS AND INTRODUCES 2014 GUIDANCE

•	Fourth quarter sales of $1.34 billion; Annual sales of $5.23 billion
•	Fourth quarter diluted EPS of $0.23; Annual diluted EPS of $1.48, up 21% from 2012
•	Fourth quarter adjusted EBITDA of $87 million; Annual adjusted EBITDA of $386 million
•	Fourth quarter net income of $23 million; Annual net income of $152 million
•	Generated $324 million in cash from operations in 2013
•	2014 sales guidance $5.5 billion to $5.8 billion

Houston, TX – February 20, 2014 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry, today announced fourth quarter and full year 2013 results and introduced 2014 guidance.

The company’s sales increased 3% from $1.31 billion in the fourth quarter of 2012 to $1.34 billion in the same quarter of 2013. The increase of $37 million came from the acquisitions of Production Specialty Services Inc. (PSS), Flow Control Products (Flow Control) and Flangefitt Stainless Ltd. (Flangefitt), all of which are primarily in the upstream sector.

Net income for the fourth quarter of 2013 was $23.3 million, or $0.23 per diluted share, compared to a fourth quarter 2012 net loss of ($6.4) million, or ($0.06) per diluted share.

Adjusted diluted EPS for the fourth quarter of 2013 was $0.32 per diluted share and excludes the impact of a total of $9.7 million in after-tax charges ($0.09 per diluted share) related to re-pricing of debt, the accelerated recognition of equity-based compensation and an increase in valuation allowances for certain deferred tax assets. Adjusted diluted EPS for the fourth quarter of 2012 was $0.55 per diluted share and excluded $62.8 million in after-tax charges ($0.61 per diluted share) related to the purchase and early retirement of a portion of MRC Global’s previously outstanding senior secured notes and the termination of a pension plan in the Netherlands. See the reconciliation of adjusted net income (a non-GAAP measure) to net income (a GAAP measure) included in this release.

Andrew R. Lane, MRC Global’s chairman, president and chief executive officer, stated, "While 2013 didn't result in the growth we had initially expected, we completed our strategic rebalance of OCTG which resulted in a $251 million drop in annual revenue compared to 2012 but accomplished our goal of reducing our exposure to our most volatile, lowest margin product line.”

Mr. Lane also noted, “The year finished on a positive note, with the highest sales quarter of the year, up 2% from the previous quarter despite poor weather and fewer billing days. We were successful in expanding several of our major customer framework agreements, adding international scope for future growth. We are also very pleased with our strategic acquisitions of Flangefitt in December 2013 and Stream in January 2014. These two acquisitions significantly increase our international scale as well as add new offshore and project capabilities in the upstream sector to our business model. We successfully managed our working capital in the slower than expected year, generating $324 million in cash flow from operations in 2013 and reduced our long-term debt.”

In conclusion, Mr. Lane stated, “We are looking forward to returning to a year of growth in 2014, with annual sales expected to grow in the high single digits."

MRC Global’s fourth quarter 2013 gross profit of $226.0 million declined to 16.8% of sales from fourth quarter 2012 gross profit of $258.3 million, or 19.8% of sales. Fourth quarter 2013 reflected a charge of $1.1 million in cost of sales relating to the use of the last-in, first-out (LIFO) method of inventory cost accounting while fourth quarter 2012 reflected a benefit of $27.2 million. Gross profit was also negatively impacted by pricing pressure and product mix changes in the line pipe product line.

Selling, general and administrative expenses were $167.4 million for the fourth quarter of 2013 compared to $154.2 million in the same period of 2012.  This increase included a $5.2 million charge associated with the accelerated recognition of equity-based compensation expense as a result of the November 2013 secondary common stock offering in which our private equity sponsor sold its remaining interest in MRC Global. The increase also included $5.0 million of incremental expense from the PSS, Flow Control and Flangefitt acquisitions as well as costs associated with our ongoing acquisition-related activities.

Adjusted EBITDA was $87.2 million for the fourth quarter of 2013 compared to $99.2 million for the same period in 2012. See reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

Interest expense for the fourth quarter of 2013 was $14.7 million as compared to $19.9 million in the fourth quarter of 2012. The decrease in interest expense was the result of lower interest rates from refinancing the company’s senior secured notes in November 2012 and the re-pricing of the senior secured Term Loan B in November 2013, as well as lower average debt balances in 2013.

Sales by Segment

U.S. sales in the fourth quarter of 2013 were up 6% to $1.01 billion from the same quarter in 2012. A majority of the increase was due to the acquisitions of PSS and Flow Control. In addition, the company experienced organic growth in the sales of its gas utility and line pipe product lines.

Canadian sales in the fourth quarter of 2013 were $189.3 million, down 10.6% from the same quarter in 2012. Adjusting for a 5% decline in the Canadian dollar, the company experienced an underlying reduction in sales of approximately 6% due to a lower level of project-related sales.

International sales in the fourth quarter of 2013 were $143.1 million, an increase of 1.8% from the same period in 2012. The company experienced growth in sales from Europe and Asia, but were partially offset by a decline in sales from Australasia.

Sales by Sector

Upstream sales in the fourth quarter of 2013 increased 5.5% from the fourth quarter of 2012 to $606.0 million, or 45% of total sales. The improvement in upstream sales is substantially attributable to the acquisitions of PSS and Flow Control, partially offset by weak sales in Canada.

Midstream sales in the fourth quarter of 2013 increased 7.2% from the fourth quarter of 2012 to $392.2 million, or 29% of total sales. Spending from transmission and gas utility customers was up by 4% and 14%, respectively.

Downstream sales in the fourth quarter of 2013 decreased 5.6% from the fourth quarter of 2012 to $346.0 million, or 26% of total sales. The company continued to experience weak market conditions in the international and Canadian segments although the company experienced growth in the U.S.

Balance sheet

Debt outstanding was $986.8 million at December 31, 2013, a reduction of $57 million during the fourth quarter of 2013. Cash provided by operations was $82.2 million during the fourth quarter of 2013 and $323.6 million for the year ended December 31, 2013.

Calendar Year 2014 Guidance

MRC Global’s expected full year 2014 results, excluding the impact of any future acquisitions, are as follows:

	Low	High
Sales	$5.5 billion	$5.8 billion
Adjusted EBITDA	$ 400 million	$ 450 million
Tax rate	35%	36%
Capital expenditures	$25 million	$30 million
Cash flow from operations	$175 million	$ 200 million

Conference Call

The company will hold a conference call to discuss its fourth quarter and full year 2013 results at 10:00 a.m. Eastern (9:00 a.m. Central) on February 21, 2014.  To participate in the call, dial (480) 629-9692 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through March 8, 2014 and may be accessed by dialing (303) 590-3030 and using pass code 4660955#. Also, an archive of the webcast will be available shortly after the call at http://www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits;  the success of the company’s acquisition strategies; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company;  the potential loss of key personnel;  interruption in the proper functioning of the company’s information systems;  loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters; impairment of our goodwill or other intangible assets;  changes in tax laws or adverse positions taken by taxing authorities in the countries in which the company operates;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  the impact on us of the SEC’s move toward convergence with IFRS; and the occurrence of cyber security incidents.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Schafer Vice President Investor Relations
MRC Global Inc.
Monica.Schafer@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share amounts)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash	$ 25,188	$ 37,090
Accounts receivable, net	812,147	823,236
Inventories, net	971,567	970,228
Other current assets	37,091	20,020
Total current assets	1,845,993	1,850,574

Other assets	30,473	37,031

Property, plant and equipment, net	118,923	122,458

Intangible assets:
Goodwill, net	632,284	610,392
Other intangible assets, net	708,009	749,272

	$ 3,335,682	$ 3,369,727

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 550,393	$ 438,344
Accrued expenses and other current liabilities	124,925	125,599
Deferred income taxes	78,844	79,661
Current portion of long-term debt	7,935	6,500
Total current liabilities	762,097	650,104

Long-term obligations:
Long-term debt, net	978,899	1,250,089
Deferred income taxes	241,116	261,448
Other liabilities	15,302	22,164

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value per share: 500,000 shares authorized, 101,913 and 101,563 issued and outstanding, respectively	1,019	1,016
Preferred stock, $0.01 par value per share; 100,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	1,644,406	1,625,900
Retained deficit	(266,735)	(418,830)
Accumulated other comprehensive loss	(40,422)	(22,164)
	1,338,268	1,185,922
	$ 3,335,682	$ 3,369,727

MRC Global Inc.

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012

Sales	$ 1,344,203	$ 1,306,733	$ 5,230,792	$ 5,570,858
Cost of sales	1,118,241	1,048,429	4,276,033	4,557,115
Gross profit	225,962	258,304	954,759	1,013,743

Selling, general and administrative expenses	167,352	154,225	642,994	606,753
Operating income	58,610	104,079	311,765	406,990

Other income (expense):
Interest expense	(14,697)	(19,898)	(60,685)	(112,519)
Loss on early extinguishment of debt	-	(92,215)	-	(113,961)
Expenses associated with refinancing	(5,136)	-	(5,136)	(1,685)
Change in fair value of derivative instruments	4,142	416	4,731	2,186
Other, net	(293)	(2,869)	(13,764)	685

Income before income taxes	42,626	(10,487)	236,911	181,696
Income tax expense	19,323	(4,045)	84,816	63,738
Net income	$ 23,303	$ (6,442)	$ 152,095	$ 117,958

Basic earnings per common share	$ 0.23	$ (0.06)	$ 1.50	$ 1.22
Diluted earnings per common share	$ 0.23	$ (0.06)	$ 1.48	$ 1.22
Weighted-average common shares, basic	101,829	101,518	101,712	96,465
Weighted-average common shares, diluted	102,720	101,518	102,522	96,925

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Year Ended
	December 31,	December 31,
	2013	2012

Operating activities
Net income	$ 152,095	$ 117,958
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	22,338	18,585
Amortization of intangibles	52,072	49,466
Equity-based compensation expense	15,488	8,475
Deferred income tax benefit	(19,823)	(20,432)
Amortization of debt issuance costs	5,777	8,782
Write off of debt issuance costs	2,865	1,685
Loss on early extinguishment of debt	-	113,961
(Decrease) increase in LIFO reserve	(20,180)	(24,140)
Change in fair value of derivative instruments	(4,731)	(2,186)
Provision for uncollectible accounts	(298)	2,428
Foreign currency losses (gains)	12,913	(766)
Other non-cash items	1,137	7,727
Changes in operating assets and liabilities:
Accounts receivable	2,069	22,399
Inventories	4,479	26,674
Income taxes payable	(7,057)	(12,593)
Other current assets	(8,738)	(681)
Accounts payable	117,320	(84,380)
Accrued expenses and other current liabilities	(4,138)	7,110
Net cash provided by operations	323,588	240,072

Investing activities
Purchases of property, plant and equipment	(22,068)	(26,189)
Proceeds from the disposition of property, plant and equipment	4,583	2,272
Acquisitions, net of cash acquired of $2,433, $0 and $2,036	(46,794)	(152,367)
Other investment and notes receivable transactions	(5,130)	(6,755)
Net cash used in investing activities	(69,409)	(183,039)

Financing activities
Proceeds from the sale of common stock	-	333,342
Payments on revolving credit facilities	(2,150,188)	(2,422,136)
Proceeds from revolving credit facilities	1,738,213	2,571,835
Purchases and redemption of senior secured notes	-	(1,135,223)
Proceeds from issuance of term loan	150,000	643,500
Payments on long-term obligations	(6,859)	(33,081)
Debt issuance costs paid	(697)	(20,038)
Proceeds from exercise of stock options	3,285	677
Tax benefit on stock options	1,261	629
Other financing activities	(6)	3
Net cash used in financing activities	(264,991)	(60,492)

Decrease in cash	(10,812)	(3,459)
Effect of foreign exchange rate on cash	(1,090)	(5,578)
Cash -- beginning of year	37,090	46,127
Cash -- end of year	$ 25,188	$ 37,090

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted Net Income

(Dollars in thousands, except per share amounts)

	December 31, 2013
	Three Months Ended		Year Ended
	Net Income	Per Share	Net Income	Per Share*
Net income	$ 23,303	$ 0.23	$ 152,095	$ 1.48
Executive separation expense (1)	-	-	1,295	0.01
Insurance charge (2)	-	-	1,291	0.01
Expenses associated with refinancing (3)	3,338	0.03	3,338	0.03
Equity-based compensation acceleration (4)	3,403	0.03	3,403	0.03
Deferred tax asset adjustment (5)	3,000	0.03	3,000	0.03
Adjusted Net Income	$ 33,044	$ 0.32	$ 164,422	$ 1.60

	December 31, 2012
	Three Months Ended		Year Ended
	Net Income	Per Share	Net Income	Per Share
Net income	$ (6,442)	$ (0.06)	$ 117,958	$ 1.22
Loss on early extinguishment of debt (6)	59,940	0.58	74,075	0.76
Write off of debt issuance costs (7)	-	-	1,095	0.01
Pension settlement (8)	2,873	0.03	2,873	0.03
Adjusted Net Income	$ 56,371	$ 0.55	$ 196,001	$ 2.02

Note to above:

(1)Cash and equity-based compensation charges associated with the separation of an executive officer recorded in SG&A.

(2)Charge resulting from the bankruptcy of a workers’ compensation insurance carrier, which required the company to assume the obligation for existing workers’ compensation claims, recorded in other expenses.

(3) Expenses related to the re-pricing of the company’s senior secured Term Loan B in November 2013. Write off of debt issuance costs associated with the refinancing of our credit facilities in 2012.

(4) Accelerated recognition of equity-based compensation expense as a result of the November 2013 secondary common stock offering in which our private equity sponsor sold its remaining interest in MRC Global, which was recorded in SG&A.

(5) Net adjustment to increase the valuation allowance on deferred tax assets for certain foreign jurisdictions.

(6) Loss on the extinguishment of debt associated with the purchase and redemption of previously outstanding senior secured notes.

(7)Charges related to termination of a defined benefit pension plan in the Netherlands recorded in other expenses.

* Column does not foot due to rounding.

The company presents adjusted net income and adjusted net income per share because the company believes these measures are useful indicators of what the company’s net income and net income per share would have been without the impact of these events being included and believes that many analysts and investors will want to know this information when comparing the company’s results against the results of other companies. Adjusted net income and adjusted net income per share, however, does not represent and should not be considered as an alternative to net income and net income per share calculated and presented in accordance with GAAP. Because net income and net income per share does not account for certain expenses, its utility as a measure of our performance has material limitations. Because of these limitations, management does not view adjusted net income and net income per share in isolation or as a primary performance measure and also uses other measures, such as net income and net income, to measure performance.

MRC Global Inc.

Supplemental Information (Unaudited)

Calculation of Adjusted EBITDA

(Dollars in millions)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012
Net income	$ 23.3	$ (6.4)	$ 152.1	$ 118.0
Income tax expense	19.3	(4.0)	84.8	63.7
Interest expense	14.7	19.9	60.7	112.5
Loss on early extinguishment of debt	-	92.2	-	114.0
Expenses associated with refinancing	5.1	-	5.1	1.7
Depreciation and amortization	5.6	5.4	22.3	18.6
Amortization of intangibles	12.9	12.3	52.1	49.5
Increase (decrease) in LIFO reserve	1.1	(27.2)	(20.2)	(24.1)
Change in fair value of derivative instruments	(4.1)	(0.4)	(4.7)	(2.2)
Equity-based compensation expense	6.9	2.6	15.5	8.5
Executive separation expense (cash portion)	-	-	0.8	-
Insurance charge	-	-	2.0	-
Pension settlement	-	4.4	-	4.4
Foreign currency losses (gains)	0.9	(0.3)	12.9	(0.8)
Other expense	1.5	0.7	3.0	(0.6)
Adjusted EBITDA	$ 87.2	$ 99.2	$ 386.4	$ 463.2

Note to above:

MRC Global defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses (such as gain/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

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